Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Nos. 333-192024, 333-197373 and 333-207658 on Form S-8 of our reports dated February 26, 2016, relating to the consolidated financial statements of Criteo S.A. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ Deloitte & Associés

Neuilly-sur-Seine, France

February 26, 2016

Represented by Anthony Maarek